PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR
               COMPLIANCE STATEMENT FOR FORWARD-LOOKING STATEMENT

     In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. MicroAge, Inc. ("MicroAge" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

     "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those and other uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of MicroAge. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements to reflect future developments. In addition, MicroAge undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

     MicroAge provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements under the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include the following:

RISK FACTORS

INTENSE COMPETITION

     The Company operates in intensely competitive markets in both the systems integration industry as well as the microcomputer products distribution industry. The principal competitive factors in the systems integration industry include the breadth and quality of product and service offerings, product availability, pricing, and expertise and size of workforce. The microcomputer products distribution industry is characterized by intense competition based primarily on price, product availability, speed and accuracy of delivery, effectiveness of sales and marketing programs, credit availability, ability to tailor specific solutions to customer needs, quality and breadth of product lines and services, availability of technical and product information, and recruitment and retention of resellers. The Company also faces increasing competition from direct marketers, such as Dell Computer Corporation and Gateway, Inc., that distribute products directly to end-users. While the Company believes that it competes favorably with respect to each of these factors, there can be no assurance that it will continue to do so in the future. Additionally, certain of the Company's current and potential competitors, in both the systems integration industry and the microcomputer products distribution industry, have greater financial, technical, marketing, and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, to devote greater resources to the development, promotion, and sales of their products and services, or to be more effective in responding to competitive bidding situations than the Company.

NARROW MARGINS

     The Company has experienced low operating and gross profit margins caused by intense price competition within its industry. The Company's margins decreased in fiscal 1999 versus fiscal 1998. Future operating and gross profit margins may be adversely affected by market pressures, the introduction of new Company initiatives, changes in revenue mix, the Company's utilization of early payment discount opportunities, vendor pricing actions, changes in supplier incentive funds, and other competitive and economic pressures.

DEPENDENCE ON SUPPLIER INCENTIVE FUNDS

     The Company receives funds from certain suppliers which are earned through marketing programs or meeting purchasing, sales, or other objectives established by the supplier. Supplier incentive funds decreased in fiscal 1999 versus fiscal 1998. There can be no assurance that these programs will be continued by the suppliers. A substantial reduction in the supplier funds available to the Company would have a material adverse effect on the Company's business, financial condition, and results of operations.

PRODUCT SUPPLY; DEPENDENCE ON KEY VENDORS

     The computer reseller industry continues to experience product supply shortages and customer order backlogs due to the inability of certain manufacturers to supply certain products. In addition, certain vendors have initiated new channels of distribution that increase competition for the available product supply. There can be no assurance that vendors will be able to maintain an adequate supply of products to fulfill all of the Company's customer orders on a timely basis. Although the Company has not historically encountered such conditions, the failure to obtain adequate product supplies, if competitors were able to obtain them, could have a material adverse effect on the Company's business, financial condition, and results of operations.

     Three vendors of the Company each represented more than 10% of total product sales for the fiscal year ended October 31, 1999. They were Compaq Computer Corporation ("Compaq"), Hewlett-Packard Company ("Hewlett- Packard"), and International Business Machines Corporation ("IBM"). In fiscal 1999, sales of products from Compaq, Hewlett-Packard, and IBM represented 22%, 20%, and 15%, respectively, of the Company's total product sales. During fiscal 1999 and fiscal 1998, sales of these three manufacturers' products represented approximately 57% and 58%, respectively, of the Company's revenue from product sales.

     During the quarter ended August 1, 1999, the Company announced a change in the Pinacor product sourcing relationship with Compaq. In October, 1999, the Company began sourcing certain Compaq products from other Compaq distributors instead of sourcing directly from Compaq. Compaq has indicated that Pinacor remains an authorized distributor and reseller and will be able to distribute the full range of Compaq products. In addition, Pinacor will continue to order some products directly from Compaq. During the quarter ended August 1, 1999, Compaq sales decreased approximately $75 million, or 20%, when compared to the quarter ended May 2, 1999, and for the quarter ended October 31, 1999 Compaq sales decreased an additional $97 million compared to the quarter ended May 2, 1999. The Company expects a further decline in Compaq revenue as the full impact of the change in the sourcing relationship is realized. In addition to the expected declines in Compaq revenue, the Company believes that sales of other suppliers' products may decrease as customers that purchase Compaq products from other sources move purchases of other products to those sources. This change will have a negative impact on the Company's operating results; however, the amount of the impact cannot be determined at this time.

     The Company's agreements with its vendors generally are renewed periodically and permit termination by the vendor without cause, generally upon 30 to 90 days' notice, depending on the vendor. In addition, the Company's business is dependent upon price and related terms and product availability provided by its key vendors. Although the Company considers its relationships with Hewlett-Packard and IBM to be good, there can be no assurance that these relationships will continue as presently in effect or that changes by one or more of these key vendors in their volume discount schedules or other marketing programs would not adversely affect the Company. Termination or nonrenewal of the Company's agreements with Hewlett-Packard or IBM would have a material adverse effect on the Company's business, financial condition, and results of operations.

     In the past year, the Company has experienced dramatic changes in its suppliers' terms and conditions. A number of larger OEMs reduced rebates or incentive funds, returns allowances, and price protection offered to resellers. Further negative changes in these terms and conditions would have a material adverse effect on the Company's business.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

     The Company's operating results may vary significantly from quarter to quarter depending on certain factors, including, but not limited to, demand for the Company's information technology products and services; the amount of supplier incentive funds received by the Company (see "Dependence on Supplier Incentive Funds" above); the results of acquired businesses; product availability; competitive conditions; new product introductions; changes in customer order patterns; and general economic conditions. In particular, the Company's operating results are sensitive to changes in the mix of product and service revenues, product margins, inventory adjustments, and interest rates. Although the Company attempts to control its expense levels, these levels are based, in part, on anticipated revenues. Therefore, the Company may not be able to control spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, quarterly period-to-period comparisons of the Company's financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, although the Company's financial performance has not exhibited significant seasonality in the past, the Company and the computer industry in general tend to follow a sales pattern with peaks occurring near the end of the calendar year, due primarily to special vendor promotions and year-end business purchases.

RISK OF DECLINES IN INVENTORY VALUE

     The Company's business is subject to the risk that the value of its inventory will be adversely affected by price reductions by suppliers or by technological changes affecting the usefulness or desirability of the products comprising the inventory. It is the policy of most suppliers of the Company's products to protect distributors such as the Company, who purchase directly from such suppliers, from the loss in value of inventory due to technological change or the supplier's price reductions. Under the terms of many of the Company's distribution agreements, suppliers will credit the Company for inventory losses resulting from the supplier's price reductions if the Company complies with certain conditions. However, suppliers are taking steps to reduce such price protection. In addition, under many of the Company's agreements, the Company has the right to return for credit or exchange for other products a portion of the inventory items purchased, within a designated period of time. Since the Company can return only a portion of its inventory, the Company could be forced to liquidate nonreturnable aged inventory at prices below the Company's cost. A supplier who elects to terminate a distribution agreement may repurchase from the distributor the supplier's products carried in the distributor's inventory. The industry practices discussed above are sometimes not embodied in written agreements and do not protect the Company in all cases from declines in inventory value. No assurance can be given that such practices will continue, that unforeseen new product developments will not materially adversely affect the Company, or that the Company will be able to successfully manage its existing and future inventories. The Company establishes reserves for estimated losses due to obsolete inventory in the normal course of business. Historically, the Company has not experienced losses due to obsolete inventory materially in excess of established inventory reserves. However, significant declines in inventory value in excess of established inventory reserves could have a material adverse affect on the Company's business, financial condition, or results of operations.

CAPITAL INTENSIVE NATURE OF BUSINESS

     The Company's business requires significant levels of capital to finance accounts receivable and product inventory that is not financed by trade creditors. The Company has financed its growth and cash needs to date primarily through working capital financing facilities, bank credit lines, common stock offerings, and cash generated from operations. The primary uses of cash have been to fund increases in inventory and accounts receivable resulting from increased sales. If the Company is successful in achieving continued revenue growth, its working capital requirements will continue to increase.

     On October 28, 1999, the Company replaced its existing financing agreements with new financing facilities (the "Facilities"). The Facilities, as amended, provide for borrowing of up to $540 million and include a $300 million revolving credit facility (the "Credit Facility") and $240 million in inventory financing facilities (the "New Inventory Facilities"). The Credit Facility includes a $145 million sublimit for the issuance of letters of credit.

     Borrowings under the Facilities are secured by substantially all of the Company's assets, subject to other liens permitted under the Facilities. The Facilities contain certain restrictive covenants, including capital expenditure limitations, a minimum fixed charge coverage ratio, a minimum earnings before interest, taxes, depreciation and amortization (EBITDA) amount and a minimum debt to EBITDA ratio.

     Borrowings under the Facilities are limited based on borrowing base formulas which consider eligible inventories, eligible accounts receivable, and letters of credit. Borrowings are also subject to the satisfaction of customary conditions, including the absence of any material adverse change in the Company's business or financial condition. The Company anticipates lower revenue in its fiscal quarter ending January 30, 2000 due to the Company sourcing relationship and to lower customer demand related to Y2K concerns. With lower operating activity, eligible assets in the borrowing base calculations are likely to decrease. There can be no assurances that the Company will be able to borrow adequate amounts on terms acceptable to the Company.

     The unavailability of a significant portion of, or the loss of, the Facilities or trade credit from vendors would have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance that the Company will be able to borrow adequate amounts on terms acceptable to the Company.

DEPENDENCE ON INFORMATION SYSTEMS

     The Company depends on a variety of information systems for its operations, particularly its centralized information processing system which supports, among other things, inventory management, order processing, shipping, receiving, and accounting. Although the Company has not in the past experienced significant failures or down time of its centralized information processing system or any of its other information systems, any such failure or significant down time could prevent the Company from taking customer orders, printing product pick-lists, and/or shipping product and could prevent customers from accessing price and product availability information from the Company. In such event, the Company could be at a severe disadvantage in determining appropriate product pricing or the adequacy of inventory levels or in reacting to rapidly changing market conditions. A failure of the Company's information systems which impacts any of these functions could have a material adverse effect on the Company's business, financial condition, or results of operations. In addition, the inability of the Company to attract and retain the highly-skilled personnel required to implement, maintain, and operate its centralized information processing system and the Company's other information systems could have a material adverse effect on the Company's business, financial condition, or results of operations. In order to react to changing market conditions, the Company must continuously expand and improve its centralized information processing system and its other information systems. There can be no assurance that the Company's information systems will not fail, that the Company will be able to attract and retain qualified personnel necessary for the operation of such systems, or that the Company will be able to expand and improve its information systems.

DEPENDENCE ON INDEPENDENT SHIPPING COMPANIES

         The Company relies almost entirely on arrangements with independent shipping companies for the delivery of its products. Products are shipped from suppliers to the Company through a variety of independent common carriers. Currently, United Parcel Service ("UPS") delivers a majority of the Company's products to its reseller customers. The termination of the Company's arrangements with UPS or other independent shipping companies, or the failure or inability of one or more of these independent shipping companies to deliver products from suppliers to the Company, or products from the Company to its reseller customers or their end-user customers could have a material adverse effect on the Company's business, financial condition, or results of operations. For instance, an employee work stoppage or slow-down at one or more of these independent shipping companies could materially impair that shipping company's ability to perform the services required by the Company. There can be no assurance that the services of any of these independent shipping companies will continue to be available to the Company on terms as favorable as those currently available or that these companies will choose or be able to perform their required shipping services for the Company.

TECHNOLOGICAL CHANGE

         The Company's industry is subject to rapid technological change, new and enhanced product specification requirements, and evolving industry standards. These changes may cause inventory and stock to decline substantially in value or to become obsolete. In addition, suppliers may give the Company limited or no access to new products being introduced. Although the Company believes that it has adequate price protection and other arrangements with its suppliers to avoid bearing the costs associated with these changes, no assurance can be given that future technological or other changes will not have a material adverse effect on the Company's business, financial condition, or results of operations. See "Risk of Declines in Inventory Value."

POSSIBLE VOLATILITY OF STOCK PRICE

         The market price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's results of operations, changes in earnings estimates by research analysts, conditions in the computer industry, or general market or economic conditions, among other factors. In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations have had a substantial effect on the market prices of many technology companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could materially adversely affect the market price for the Common Stock.